EXHIBIT 10.1

MATERIAL CONTRACTS

ADDENDUM TO
EMPLOYMENT AGREEMENT
BY AND BETWEEN
BRIDGEHAMPTON NATIONAL BANK,
BRIDGE BANCORP, INC.
AND
HOWARD H. NOLAN

This Addendum (the “Addendum”) to that certain employment agreement (the “Employment Agreement”) by and between Bridgehampton National Bank, a bank organized and existing under the laws of the United States of America (the “Bank”), with its principal administrative office at 2200 Montauk Highway, Bridgehampton, New York, Bridge Bancorp, Inc., the holding company of the Bank (the “Company”), and Howard H. Nolan (“Executive”) is made effective as of this 21st day of May, 2007.

WHEREAS, Executive is currently employed as Senior Executive Vice President and Chief Operating Officer of the Bank and the Company; and

WHEREAS, the Bank, the Company and Executive desire to revise the Employment Agreement to clarify the benefits payable to Executive in the event of a Change in Control (as defined in the Employment Agreement) of the Bank or the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank, the Company and Executive hereby agree to the following amendments to the Employment Agreement, it being understood and agreed that except to the amendments specifically provided for herein, the remaining terms of the Employment Agreement shall remain in full force and effect:

1.      Section 7(c) of the Employment Agreement is hereby replaced in its entirety with the following:

“(c)
Change in Control.  Upon the occurrence of a Change in Control (as defined in Section 9 of this Agreement), the Bank and/or the Company shall provide: (i) continuing group health and medical insurance benefits to Executive (on the same terms as such benefits were made available to other executive employees of the Bank immediately prior to the Change in Control) for a period of 36 months following such termination of employment; and (ii) a lump sum cash payment to Executive, as liquidated damages, in an amount equal to 2.99 times Executive’s “Base Amount,” as determined in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (the “280G Regulations”), provided, however, that for purposes of such calculations, (A) Executive’s “Base Period” under Code Section 280G and the 280G Regulations shall be deemed to commence as of the Effective Date of the Agreement, and (B) if Executive’s Base Period includes a short taxable year or less than all of a taxable year, compensation for such short or incomplete taxable year shall be annualized.”

IN WITNESS WHEREOF, the Bank and the Company have caused this Addendum to be executed on their behalf by their duly authorized officers, and Executive has set his hand as of the date first written above.

        BRIDGEHAMPTON NATIONAL BANK

Dated:                     May 21, 2007                                                                By:           /s/ Raymond Wesnofske
         Raymond Wesnofske

        BRIDGE BANCORP, INC.

Dated:                      May 21, 2007                                                                By:           /s/ Raymond Wesnofske
         Raymond Wesnofske

       EXECUTIVE

Dated:                      May 21, 2007                                                                By:           /s/ Howard H. Nolan
         Howard H. Nolan